Exhibit 99.1

On November 1, 2010, United Bancshares, Inc. issued the following release:

United Bancshares, Inc. (Nasdaq: UBOH – news), a bank holding company headquartered in Columbus Grove, Ohio with consolidated assets of $620 million, today announced its consolidated operating results for the quarter and nine-month period ended September 30, 2010.

For the quarter ended September 30, 2010, the Corporation reported net income of $879,000, or $0.26 basic earnings per share.  This compares to the third quarter of 2009 net loss of $(777,000), or $(0.23) basic earnings per share.  The significant improvement in operating results for the third quarter of 2010 as compared to the same period in 2009 was primarily attributable to a $2,050,000 decrease in the provision for loan losses and a $398,000 increase in non-interest income offset by the related income tax effects of these items.

Net income for the nine-months ended September 30, 2010 totaled $2,210,000, or $0.64 basic earnings per share compared to $1,990,000, or $0.58 basic earnings per share for the same period in 2009.  Compared with the same period in 2009, net income increased $220,000 or 11.1%.  The increase for the nine month period ended September 30, 2010, as compared to the nine month period ended September 30, 2009, was primarily the result of a decrease in the provision for loan losses of $1,225,000 and an increase in net interest income of $612,000, offset by a decrease in non-interest income of $1,001,000, an increase in non-interest expenses of $532,000, and an $84,000 increase in the provision for income taxes.

The Corporation recognized a $1,900,000 provision for loan losses for the third quarter of 2010 compared to a $3,950,000 provision for the same period in 2009, and a $4,500,000 provision for loan losses for the nine month period ended September 30, 2010 compared to a $5,725,000 provision for the same period in 2009.  While the Corporation experienced a significant decrease in the provision for loan losses for both the quarterly and nine month periods ended September 30, 2010, as compared to the same periods in 2009, both the quarterly and nine month periods in 2009 were significantly impacted by the deterioration of one large commercial credit which resulted in an additional provision for loan losses of $3.0 million during the third quarter of 2009.

For the quarter ended September 30, 2010, non-interest income was $1,246,000, compared to $847,000 for the third quarter of 2009, a $398,000 (47.1%) increase.  For the nine month period ended September 30, 2010, non-interest income was $2,416,000 compared to $3,417,000 for the same period in 2009, a $1,001,000 (29.3%) decrease.  The increase in non-interest income for the third quarter of 2010 as compared to 2009 was primarily attributable to $275,000 of gains on the sale of securities and $133,000 impact from the change in fair value of mortgage servicing rights.  The decrease in non-interest income for the nine months ended September 30, 2010, as compared to 2009 is primarily attributable to a $738,000 decrease in the gain on sales of loans, resulting from a significant decrease in loan sales activity in 2010 as compared to 2009, and $434,000 impact of the change in the fair value of mortgage servicing rights.

For the quarter ended September 30, 2010, non-interest expenses were $3,763,000, compared to $3,638,000 for the third quarter of 2009, a $125,000 (3.4%) increase.  For the nine-month period ended September 30, 2010, non-interest expenses totaled $11,619,000, compared to $11,086,000 for the comparable period of 2009, an increase of $533,000 (4.8%).

United Bancshares, Inc. is a locally owned and operated holding company of The Union Bank Company which serves Allen, Hancock, Putnam, Sandusky, Van Wert and Wood Counties in Ohio, with office locations in Bowling Green, Columbus Grove, Delphos, Findlay, Gibsonburg, Kalida, Leipsic, Lima, Ottawa, and Pemberville, Ohio.

This release may contain certain forward-looking statements that are provided to assist in the understanding of anticipated future financial performance.  However, such performance involves risk and uncertainties that may cause actual results to differ materially.  Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to, the strength of the local economies in which operations are conducted, the effects of and changes in policies and laws of regulatory agencies, inflation, and interest rates.  For further discussion of certain factors that may cause such forward-looking statements to differ materially from actual results, refer to United Bancshares, Inc.’s 2009 Annual Report on Form 10-K.